EXHIBIT 12
                                   ----------

                  POLAROID CORPORATION AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (In Millions Except Ratios)


                                                                                                      Nine Months
                                                        Year Ended December 31                           ended
                                     ----------------------------------------------------------      September 27,
                                        1993           1994       1995         1996        1997          1998
                                       -----          -----      -----        -----       -----        --------
Earnings/(loss):

Earnings/(loss)
  before income tax
   expense/benefit
     per consolidated
     statement of earnings             $101.7         $160.7     $(201.4)     $ 31.2      $(191.9)     $  37.6

Add:
Interest expense                         47.9           46.6        52.1        47.4         47.8         40.1
Portion of rent expense
  representative
    of an interest factor                10.4           10.3        11.7         9.3         10.7          7.9
                                       ------         ------     -------      ------      -------      -------

Adjusted earnings/(loss)
  before income tax
    expense/benefit                    $160.0         $217.6     $(137.6)     $ 87.9      $(133.4)     $  85.6
                                       ======         ======     ========     ======      ========     =======


Fixed charges:

Interest expense                       $ 47.9         $ 46.6     $  52.1      $ 47.4      $  47.8      $  40.1
Portion of rent expense
  representative
    of an interest factor                10.4           10.3        11.7         9.3         10.7          7.9
Capitalized interest                     12.6            9.7         4.8         5.1          2.6          1.4
                                       ------         ------     -------      ------      -------      -------

Total fixed charges                    $ 70.9         $ 66.6     $  68.6      $ 61.8      $  61.1      $  49.4
                                       ======         ======     =======      ======      =======      =======

Ratio of earnings to
  fixed charges                           2.3(a)         3.3       --(b)         1.4(c)     --(d)          1.7
                                       ======         ======     =======      ======      =======      =======

--------------------------

  (a) In 1993, the Company recorded a pre-tax expense for restructuring and other charges of $44.0 million. Excluding the pre-tax restructuring and other charges, the ratio to fixed charges was 2.9.

  (b) Earnings were insufficient to cover fixed charges by $206.2 million after giving effect to the pre-tax expense for restructuring and other charges of $247.0 million. Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 1.6.

  (c) In 1996, the Company recorded a pre-tax expense for restructuring and other special charges of $150.0 million ($7.0 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other special charges, the ratio of earnings to fixed charges was 3.8.

  (d) Earnings were insufficient to cover fixed charges by $194.5 million after giving effect to the pre-tax expense for restructuring and other charges of $340.0 million ($16.5 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 3.4.